POWER OF ATTORNEY

In connection with the ownership, acquisition or disposition of securities of FleetCor Technologies, Inc. (or any other securities issued in respect thereof), the undersigned hereby appoints Timothy B. Bancroft, David L. Coombs and each other attorney with Goulston & Storrs, P.C., or any of them, its agent to obtain from the Electronic Data Gathering and Retrieval system of the United States Securities and Exchange Commission ("SEC") the unique identifiers required to make electronic filings with the SEC, and to make, subject to the approval of the undersigned, any electronic filings (or amendments thereto) pursuant to Sections 13 or 16 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 14th day of December, 2010.

CHESTNUT HILL VENTURES LLC

By: /s/ Demos Kouvaris
Name: Demos Kouvaris
Title: COO and CFO




COMMONWEALTH OF MASSACHUSETTS


Location: Norfolk County, Massachusetts, USA
December 14, 2010


On this 14th day of December, 2010, before me, the undersigned notary public, personally appeared Demos Kouvaris, proved to me though satisfactory identification, which was [driver's license] or [based on the undersigned's personal knowledge of the identity of the principal], to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as a duly authorized representative of Chestnut Hill Ventures LLC.

/s/ Jessica M. Baldino
Notary Public
My Commission Expires:  July 15, 2016